Exhibit 99.1

CONTACTS:
Mark Carter, VP Strategic Initiatives and Investor Relations (704) 557-8386
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
December 2, 2010
Lance Stockholders Overwhelmingly Approve Merger with Snyder’s of Hanover
Charlotte, NC., December 2, 2010 (PR Newswire) — Lance, Inc. (Nasdaq: LNCE), a leading national supplier of crackers, cookies and salty snacks announced today that its stockholders have overwhelmingly approved the issuance of shares needed to complete the proposed merger with Snyder’s of Hanover, Inc., manufacturer of the nation’s number one selling line of pretzels. The issuance of shares was approved at a special stockholder’s meeting held on December 2, 2010 in Charlotte, North Carolina. More than 96% of the votes cast by Lance stockholders at the meeting were voted in favor of the issuance of the shares necessary to complete the merger.
Additionally, each of the other proposals presented to Lance stockholders in connection with the merger were approved at the special stockholder’s meeting. These proposals, which are contingent on completion of the merger, include changing the name of the corporation from “Lance Inc.” to “Snyder’s-Lance, Inc.” and appointing Peter P. Brubaker, Carl E. Lee, Jr., John E. Denton, and Michael A. Warehime to the company’s Board of Directors.
Lance currently expects to finalize the merger on Monday, December 6, 2010, subject to approval of the merger by Snyder’s shareholders on December 3, 2010 and the satisfaction of other customary closing conditions.
“We are very pleased with the overwhelmingly positive support our stockholders have shown for this merger,” commented David V. Singer, President and Chief Executive Officer of Lance. “This transaction combines two great organizations into a dynamic and competitive company that will deliver long-term value to our stockholders, customers, business partners and the communities where we do business.”
As previously announced, the company will pay a special dividend of $3.75 per share to holders of record of Lance stock as of December 3, 2010. The special dividend will be payable after the merger is completed on December 10, 2010.Holders of Snyder’s common stock who receive shares of Lance common stock in the merger will not receive the special dividend.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, North Carolina, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers, sandwich cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, Archway and Stella D’oro brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.

Cautionary Note Regarding Forward-Looking Statements
This press release may include statements about future economic performance, finances, expectations, plans and prospects of Lance and Snyder’s, both individually and on a consolidated basis, that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on Lance’s or Snyder’s current plans, estimates and expectations. Some forward-looking statements may be identified by use of terms such as “believe,” “anticipate,” “intend,” “expect,” “project,” “plan,” “may,” “should,” “could,” “will,” “estimate,” “predict,” “potential,” “continue,” and similar words, terms or statements of a future or forward-looking nature. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements.
Risks and uncertainties relating to the proposed merger include the risks that: (1) the parties will not obtain the requisite stockholder approvals for the transaction; (2) the anticipated benefits of the transaction will not be realized; (3) the parties may not be able to retain key personnel; (4) the conditions to the closing of the proposed merger may not be satisfied or waived; and (5) the outcome of any legal proceedings to the extent initiated against Lance or Snyder’s or its respective directors and officers following the announcement of the proposed merger is uncertain. These risks, as well as other risks of the combined company and its subsidiaries may be different from what the companies expect and each party’s management may respond differently to any of the aforementioned factors. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Lance with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.
For further information regarding cautionary statements and factors affecting future results, please refer to the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Lance with the SEC. Except as may be required by law, neither Lance nor Snyder’s undertakes any obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.
Important Information for Investors and Stockholders
This press release relates to a proposed merger between Lance and Snyder’s. Lance filed with the Securities and Exchange Commission (“SEC”), and the SEC declared effective on October 29, 2010, a registration statement on Form S-4 that includes a joint proxy statement of Lance and Snyder’s and also constitutes a prospectus of Lance. Lance and Snyder’s began mailing the joint proxy statement/prospectus to stockholders on November 1, 2010. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC OR SENT TO STOCKHOLDERS, CAREFULLY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov) or, in the case of Lance, by directing a request to Lance through Dee Noon, assistant to the CFO at 704-556-5727 and, in the case of Snyder’s, by directing a request to John Bartman, Vice President at 717-632-4477.
Participants in the Solicitation
Snyder’s, Lance and their respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the stockholders of Lance. A list of the names of those directors and executive officers and descriptions of their interests in Lance and Snyder’s and the proposed transaction are contained in the amended joint proxy statement/prospectus filed by Lance with the SEC on October 29, 2010.